The New York Times Company Reports First-Quarter 2023 Results

NEW YORK, May 10, 2023 – The New York Times Company (NYSE: NYT) announced today first-quarter 2023 diluted earnings per share of $.13 compared with $.03 in the same period of 2022. Adjusted diluted earnings per share (defined below) was $.19 in the first quarter of 2023 compared with $.21 in the first quarter of 2022.
Operating profit increased to $27.9 million in the first quarter of 2023 from $6.3 million in the same period of 2022 as the impact of acquisition-related charges taken in the prior year and higher digital subscription and other revenues were partially offset by higher operating costs and lower advertising revenues. Adjusted operating profit (defined below) decreased to $54.0 million from $60.9 million in the prior year as higher digital subscription and other revenues were more than offset by higher adjusted operating costs and lower advertising revenues. Adjusted operating profit at The New York Times Group segment (“NYTG”) decreased to $61.8 million from $67.7 million primarily as a result of higher adjusted operating costs and lower advertising revenues partially offset by higher digital subscription and other revenues. Adjusted operating losses at The Athletic segment (“The Athletic”) increased to $7.8 million from $6.8 million primarily as a result of the additional month of results in 2023. See “Key Highlights” on the following page for additional metrics.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “In the first quarter, we made steady progress on our essential subscription strategy, with clear signs of substantial runway ahead. We crossed 3 million bundle and multi-product subscribers in the quarter and hit a number of new records for bundle uptake; drove continued, sequential ARPU expansion as we fully applied our value-based pricing strategy; enjoyed the strongest enterprise-wide subscriber engagement we’ve seen in more than a year; and slowed cost growth for the third consecutive quarter through disciplined cost management.
“We added 190,000 net new digital subscribers, bringing our total to more than 9.7 million. While advertising continues to experience near-term, cyclical challenges, our bundle strategy is gaining momentum, engagement metrics are strong, pricing initiatives are taking hold and we are slowing cost growth.
“Our strategy was purpose-built to give us multiple growth levers, and we are confident that we are on the path to becoming a larger and more profitable company.”

Key Highlights
(In millions, except percentages, subscriber metrics (in thousands), Average revenue per user (“ARPU”) and per share data)

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Operating profit	$27.9	$93.0	$51.0	$51.7	$6.3
Operating profit margin %	5.0%	13.9%	9.3%	9.3%	1.2%
Adjusted operating profit (“AOP”)(1)	$54.0	$141.8	$69.0	$76.2	$60.9
AOP margin %(1)	9.6%	21.2%	12.6%	13.7%	11.3%
AOP - NYTG	$61.8	$148.7	$78.6	$88.8	$67.7
AOP margin % - NYTG	11.6%	23.3%	15.0%	16.6%	12.9%
AOP - The Athletic	$(7.8)	$(6.9)	$(9.6)	$(12.6)	$(6.8)
Total revenue	$560.7	$667.5	$547.7	$555.7	$537.4
% change year over year	4.3%	12.3%	7.6%	11.5%	13.6%
Digital-only subscription revenue	$258.8	$269.2	$243.9	$238.7	$226.8
% change year over year	14.1%	31.0%	22.8%	25.5%	26.3%
Digital advertising revenue	$61.3	$111.9	$70.3	$69.3	$67.0
% change year over year	(8.5)%	0.6%	4.9%	(2.4)%	12.6%
Operating costs	$532.8	$548.3	$503.8	$504.0	$496.4
% change year over year	7.3%	9.6%	9.5%	19.6%	17.8%
Adjusted operating costs(1)	$506.8	$525.7	$478.7	$479.5	$476.5
% change year over year	6.4%	8.4%	7.8%	18.2%	17.7%

Total subscribers	9,730	9,550	9,330	9,170	9,010
Digital-only subscribers	9,020	8,830	8,590	8,410	8,230
Digital-only subscribers net additions(2)	190	240	180	180	418
Digital-only subscriber ARPU	$9.04	$8.93	$8.87	$8.83	$9.13
% change year over year	(1.0)%	(7.0)%	(8.0)%	(7.5)%	(0.5)%

Diluted earnings per share (“EPS”)	$0.13	$0.43	$0.22	$0.37	$0.03
Adjusted diluted EPS(1)	$0.19	$0.59	$0.24	$0.28	$0.21
Diluted shares	165.4	165.9	166.5	167.6	168.3
(1) Non-GAAP metric. See “Reconciliation of Non-GAAP Information” for more details.
(2) Q1 2022 net additions do not include 1,029,000 digital-only subscribers added when the Company acquired The Athletic.

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2023 to the first quarter of 2022.
First quarter 2022 includes an additional day compared with first quarter 2023 as a result of the recent change in the Company’s fiscal year to the calendar year.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. As a result, first quarter 2022 results include The Athletic for approximately two months while first quarter 2023 results include the Athletic for the full quarter.
This release refers to certain non-GAAP financial measures, including operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs); diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); and net cash provided by operating activities less capital expenditures (or free cash flow). Refer to “Reconciliation of Non-GAAP Information”

in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.
There were no special items in the first quarter of 2023.
First quarter 2022 results included the following special item:
•$34.7 million of pre-tax costs ($25.4 million or $0.15 per share after tax) related to the acquisition of The Athletic.
Consolidated Results
Revenues
Total revenues for the first quarter of 2023 increased 4.3 percent to $560.7 million from $537.4 million in the first quarter of 2022. Subscription revenues increased 6.9 percent to $397.5 million, advertising revenues decreased 8.6 percent to $106.2 million and other revenues increased 15.8 percent to $57.0 million.
Subscription revenues in the first quarter of 2023 rose primarily due to growth in the number of subscribers to the Company’s digital-only products, the large number of subscribers whose introductory promotional subscriptions have graduated to higher prices, subscribers who have upgraded to our digital subscription bundle package and higher revenues from The Athletic stand-alone subscriptions due to the impact from the additional month of The Athletic in 2023. Subscription revenues from digital-only products increased 14.1 percent, to $258.8 million. Print subscription revenues decreased 4.4 percent to $138.8 million, largely due to lower domestic home delivery revenues, which declined 4.2 percent, partially offset by an increase in domestic home delivery prices in the first quarter.
The Company ended the first quarter of 2023 with approximately 9.73 million paid subscribers across its print and digital products. Of the 9.73 million subscribers, approximately 9.02 million were paid digital-only subscribers.
Compared with the end of the fourth quarter of 2022, there was a net increase of 190,000 digital-only subscribers. Compared with the end of the first quarter of 2022, there was a net increase of 790,000 digital-only subscribers.
First-quarter 2023 digital advertising revenue decreased 8.6 percent and print advertising revenue decreased 8.7 percent. Digital advertising revenue was $61.3 million, or 57.7 percent of total Company advertising revenues, compared with $67.0 million, or 57.6 percent, in the first quarter of 2022. Digital advertising revenues decreased primarily as a result of lower revenues from our podcasts and creative services, partially offset by the addition of digital advertising revenues from The Athletic. Print advertising revenues decreased primarily in the media, advocacy, finance and technology categories and was partially offset by growth in the luxury category. We believe the macroeconomic environment adversely impacted digital and print advertising spend.
Other revenues increased 15.8 percent in the first quarter of 2023, primarily as a result of higher revenues from television and film, licensing, and commercial printing.

Operating Costs
Total operating costs increased 7.3 percent in the first quarter of 2023 to $532.8 million compared with $496.4 million in the first quarter of 2022, while adjusted operating costs increased 6.3 percent to $506.8 million from $476.5 million in the first quarter of 2022. Operating costs that we refer to as “technology costs,” consisting of product development costs as well as components of costs of revenues and general and administrative costs as described below, increased 19.7 percent to $105.2 million compared with $87.9 million in the first quarter of 2022.
Cost of revenue increased 9.1 percent to $306.9 million compared with $281.4 million in the first quarter of 2022, largely due to growth in the number of employees who work in the newsroom, the impact from the additional month of The Athletic costs in 2023, and higher digital content delivery costs. Technology costs in cost of revenue, which consist primarily of costs related to content delivery and subscriber technology, increased 18.6 percent to $29.0 million compared with $24.5 million in the first quarter of 2022.
Sales and marketing costs decreased 13.6 percent to $67.0 million compared with $77.6 million in the first quarter of 2022 due to lower media expenses at NYTG, partially offset by the impact of the additional month of The Athletic costs in 2023 and higher sales and marketing costs at The Athletic. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 31.4 percent to $31.8 million in the first quarter of 2023 from $46.3 million in 2022.
Product development costs increased 20.3 percent to $57.1 million compared with $47.4 million in the first quarter of 2022, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives and the impact from the additional month of The Athletic costs in 2023. All product development costs are technology costs.
General and administrative costs increased 13.6 percent to $81.1 million compared with $71.4 million in the first quarter of 2022, largely due to growth in the number of general and administrative employees as well as severance expense. Technology costs in general and administrative, which consist primarily of costs related to enterprise technology and information security, increased 19.5 percent to $19.1 million compared with $16.0 million in the first quarter of 2022.
Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
NYTG revenues grew 1.3 percent in the first quarter of 2023 to $532.1 million from $525.3 million in the first quarter of 2022. Subscription revenues increased 3.3 percent to $373.5 million from $361.6 million in the first quarter of 2022, primarily due to growth in subscription revenues from digital-only products partially offset by decreases in print subscription revenues. Advertising revenues decreased 10.8 percent to $102.1 million from $114.5 million in the first quarter of 2022, due to lower digital and print advertising revenues. We believe the macroeconomic environment adversely impacted digital and print advertising spend.

NYTG adjusted operating costs increased 2.8 percent in the first quarter of 2023 to $470.3 million from $457.5 million in the first quarter of 2022, due to growth in the numbers of employees who work in the newsroom as well as higher product development and general and administrative costs partially offset by lower sales and marketing costs.
NYTG adjusted operating profit decreased 8.8 percent to $61.8 million from $67.7 million in the first quarter of 2022 primarily as a result of higher adjusted operating costs and lower advertising revenues partially offset by higher digital subscription and other revenues.
The Athletic
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. As a result, first quarter 2022 results include The Athletic for approximately two months while first quarter 2023 results include the Athletic for the full quarter.
The Athletic revenues grew $16.5 million in the first quarter of 2023 to $28.6 million from $12.2 million in the first quarter of 2022 (on a two month comparative basis the increase in revenues was $7.0 million). Subscription revenues increased to $24.1 million from $10.4 million in the first quarter of 2022, primarily due to growth in digital-only subscribers with The Athletic and the impact from the additional month of revenues in 2023. Advertising revenues increased to $4.2 million from $1.8 million in the first quarter of 2022, primarily due to the launch of display advertising in the third quarter of 2022.
The Athletic adjusted operating costs increased $17.4 million in the first quarter of 2023 to $36.4 million from $19.0 million in the first quarter of 2022 (on a two month comparative basis the increase in expense was $5.7 million). The increase was mainly due to the impact from the additional month of costs in 2023 and higher cost of revenue, which is primarily due to higher journalism costs related to growth in the number of employees who work in the newsroom.
The Athletic adjusted operating loss increased $1.0 million to $7.8 million from $6.8 million in the first quarter of 2022 (on a two month comparative basis the operating loss decreased $1.3 million). The increase in operating loss was primarily a result of the additional month of results in 2023.
Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the first quarter of 2023 was $3.2 million compared with $1.1 million in the first quarter of 2022. The increase is primarily a result of higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $9.4 million in the first quarter of 2023 compared with income tax expense of $1.1 million in the first quarter of 2022. The effective income tax rate was 29.7 percent in the first quarter of 2023 and 19.1 percent in the first quarter of 2022. The increase in income tax expense was primarily due to higher income in the first quarter of 2023. The increase in the effective income tax rate was primarily due to the effect of a decline in the stock price on stock-based awards that settled in the first quarter of 2023.
Earnings Per Share
Diluted EPS in the first quarter of 2023 was $.13 compared with $.03 in the same period of 2022. The increase in diluted EPS was primarily driven by the impact from acquisition-related costs in the first quarter of 2022. Adjusted diluted EPS was $.19 in the first quarter of 2023 compared with $.21 in the first quarter of 2022.

Liquidity
As of March 31, 2023, the Company had cash and marketable securities of $474.4 million, a decrease of $11.9 million from $486.3 million as of December 31, 2022.
In February 2022, the Board of Directors approved a $150 million Class A share repurchase program. As of May 5, 2023, we had repurchased 3,937,593 shares for approximately $135.7 million and $14.3 million remained under this authorization. In February 2023, the Board of Directors approved a $250 million Class A share repurchase program in addition to the amount remaining under the 2022 authorization.
The Company has an unsecured revolving line of credit. As of March 31, 2023, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.
Net Cash provided from/(used in) operating activities in the first quarter of 2023 was $50.7 million compared with $(14.7) million in the same period of 2022. Free cash flow in the first quarter of 2023 was $44.7 million compared with $(23.2) million in the same period of 2022. Free cash flow in the first quarter of 2022 was negatively impacted by a one-time payment related to the acceleration of The Athletic Media Company stock options in connection with the acquisition.
Capital Expenditures
Capital expenditures totaled approximately $6 million in the first quarter of 2023 compared with approximately $10 million in the first quarter of 2022. The decrease in capital expenditures in 2023 was primarily driven by higher expenditures in the prior year related to improvements in our headquarters building.

Outlook
Below is the Company’s guidance for revenue and operating costs for the second quarter of 2023 compared with the second quarter of 2022.

The New York Times Company

Digital-only subscription revenues	increase 12 - 15%
Total subscription revenues	increase 6 - 8%

Digital advertising revenues	decrease low-to-mid-single digits
Total advertising revenues	decrease 4 - 8%

Other revenue	increase high-single digits

Operating costs	increase 6 - 8%
Adjusted operating costs	increase 6 - 8%
The Company expects the following on a pre-tax basis in 2023:
•Depreciation and amortization: approximately $90 million, which includes approximately $29 million of acquired intangible assets amortization largely related to the acquisition of The Athletic,
•Interest income and other, net: approximately $12 million to $14 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s first-quarter 2023 earnings conference call will be held on Wednesday, May 10, at
8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10177106/f8d189f90e, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, May 24. The replay access code is 3194525.
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 9 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,”

“believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; economic, market, public health (including Covid-19-related) and geopolitical conditions or other events; damage to our brand or reputation; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with the international scope of our business and foreign operations; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Segment Information
Reconciliation of Non-GAAP Information

Contacts:
Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:     Olivia Bloch, 212-555-1325; investor.relations@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2023	2022	% Change
Revenues
Subscription(a)	$397,542	$371,979	6.9%
Advertising(b)	106,241	116,270	(8.6)%
Other(c)	56,956	49,176	15.8%
Total revenues	560,739	537,425	4.3%
Operating costs
Cost of revenue (excluding depreciation and amortization)	306,852	281,365	9.1%
Sales and marketing	67,034	77,588	(13.6)%
Product development	57,062	47,433	20.3%
General and administrative	81,051	71,357	13.6%
Depreciation and amortization	20,840	18,686	11.5%
Total operating costs	532,839	496,429	7.3%
Acquisition-related costs(d)	—	34,712	*
Operating profit	27,900	6,284	*
Other components of net periodic benefit (income)/costs	(685)	1,522	*
Interest income and other, net	3,173	1,075	*
Income before income taxes	31,758	5,837	*
Income tax expense	9,437	1,112	*
Net income	$22,321	$4,725	*
Average number of common shares outstanding:
Basic	164,975	167,866	(1.7)%
Diluted	165,398	168,257	(1.7)%
Basic earnings per share attributable to common stockholders	$0.14	$0.03	*
Diluted earnings per share attributable to common stockholders	$0.13	$0.03	*
Dividends declared per share	$0.11	$0.09	22.2%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital and print subscription revenues for the first quarters of 2023 and 2022:

	First Quarter
	2023	2022	% Change
Digital-only subscription revenues(1)	$258,768	$226,763	14.1%
Print subscription revenues:
Domestic home delivery subscription revenues(2)	125,876	131,391	(4.2)%
Single-copy, NYT International and Other subscription revenues(3)	12,898	13,825	(6.7)%
Subtotal print subscription revenues	138,774	145,216	(4.4)%
Total subscription revenues	$397,542	$371,979	6.9%
(1) Includes revenue from digital-only bundled and standalone subscriptions to our news product, as well as The Athletic and our Cooking, Games, Audm and Wirecutter products.
(2) Domestic home delivery subscriptions include access to our digital news product, as well as The Athletic and our Cooking, Games and Wirecutter products.
(3) NYT International is the international edition of our print newspaper.
We offer a digital subscription package (or “bundle”) that includes access to our digital news product, as well as The Athletic and our Cooking, Games and Wirecutter products. We also offer standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games, Audm and Wirecutter products. The Company has set out below the number of digital-only, print and total subscribers to the Company’s products as well as certain additional metrics, including average revenue per subscriber. A digital-only subscriber is defined as a subscriber who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s digital products.

The following table summarizes digital and print subscribers as of the end of the five most recent fiscal quarters:

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Digital-only subscribers(1)	9,020	8,830	8,590	8,410	8,230
Print subscribers(2)	710	730	740	760	780
Total subscribers(3)	9,730	9,550	9,330	9,170	9,010
(1) Subscribers with paid digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products. Subscribers with a paid domestic home-delivery print subscription to The New York Times are excluded. The number of digital-only subscribers includes group corporate and group education subscriptions (which collectively represented approximately 5% of paid digital-only subscribers as of the first quarter of 2023). The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(2) Subscribers with a paid domestic home delivery or mail print subscription to The New York Times, which also includes access to our digital news product, as well as The Athletic and our Cooking, Games and Wirecutter products, or a paid print subscription to our Book Review or Large Type Weekly products. Book Review, Mail and Large Type Weekly subscribers are included in the count of subscribers but not subscriptions.

(3) The sum of individual metrics may not always equal total amounts indicated due to rounding.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands, except for ARPU)

The following table summarizes supplementary subscriber metrics as of the end of the five most recent fiscal quarters:

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Digital-only subscriber ARPU(1)	$9.04	$8.93	$8.87	$8.83	$9.13
Digital-only bundle and multiproduct subscribers(2)	3,020	2,500	2,130	1,980	1,835
Digital-only subscribers with News(3)	6,540	6,370	6,210	6,140	6,101
Digital-only subscribers with The Athletic(4)	3,270	2,680	2,290	1,690	1,216
(1) “Digital-only subscriber Average Revenue per User” or “Digital-only subscriber ARPU” is calculated by dividing the average monthly digital subscription revenue (calculated by dividing digital subscription revenue in the quarter by the number of days in the quarter divided by 28 to reflect a 28-day billing cycle) in the measurement period by the average number of digital subscribers during the period.

(2) Subscribers with a digital bundle or paid digital-only subscriptions that include access to two or more of the Company’s products, including through separate standalone subscriptions.
(3) Subscribers with a paid digital-only subscription that includes the ability to access the Company’s digital news product.
(4) Subscribers with a paid digital-only subscription that includes the ability to access The Athletic. In June 2022, we provided all bundle subscribers with the ability to access The Athletic.

While the Company is moving toward an emphasis on individual subscriber growth rather than growth of total subscriptions, we are reporting on the number of subscriptions at least through this quarter. The following table summarizes digital and print subscriptions as of the end of the five most recent fiscal quarters:

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Digital-only subscriptions(1)	10,380	10,260	10,020	9,810	9,579
Print subscriptions(2)	700	720	730	750	770
Total subscriptions(3)	11,080	10,980	10,750	10,560	10,349
(1) Paid digital-only subscriptions to our news product, as well as The Athletic and our Cooking, Games, Audm and Wirecutter products. Standalone subscriptions to these products are counted separately and bundle subscriptions are counted as one subscription. The number of paid digital-only subscriptions includes group corporate and group education subscriptions (which collectively represented approximately 4% of paid digital-only subscriptions as of the first quarter of 2023). The number of group subscriptions is derived using the value of the relevant contract and a discounted subscription rate.

(2) Paid domestic home-delivery print subscriptions to The New York Times, which also include access to our digital news product, as well as The Athletic and our Cooking, Games and Wirecutter products. Excludes subscriptions to our Book Review or Large Type Weekly products and subscriptions to The New York Times that are delivered by mail.

(3) The sum of individual metrics may not always equal total amounts indicated due to rounding.

We believe that the significant growth over the last several years in subscribers to our products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the growth in net digital-only subscribers and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products.

Subscribers (1)
(millions)
Print (2) (3)
Digital-only
Period
2019
2020
2021
2022
Q1 2023
0.9
3.9
4.8
0.8
5.9
6.7
0.8
6.8
7.6
0.7
8.8
9.6
0.7
9.0
9.7

Subscription Revenues (1)
($ millions)
Print domestic home delivery (2)
Print Other (4)
Digital-only
Period
2019
525
99
460
1,084
2020
529
68
598
1,195
2021
529
59
774
1,362
2022
517
56
979
1,552
YTD 2022
131
14
227
372
YTD 2023
126
13
259
398

(1) Amounts may not add due to rounding.
(2) Includes access to some of our digital products.
(3) Includes Book Review, Mail and Large Type Weekly subscribers. Revenue from these subscribers is primarily included in print domestic home delivery and print other revenues.
(4) Print Other includes single-copy, NYT International and other subscription revenues.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b) The following table summarizes digital and print advertising revenues for the first quarters of 2023 and 2022:

	First Quarter
	2023	2022	% Change
Advertising revenues:
Digital	$61,271	$67,014	(8.6)%
Print	44,970	49,256	(8.7)%
Total advertising	$106,241	$116,270	(8.6)%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, television and film, retail commerce, our live events business and our student subscription sponsorship program. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenue and our student subscription sponsorship program, totaled $26.1 million and $25.8 million for the first quarters of 2023 and 2022, respectively.

(d) In the first quarter of 2022, the Company recorded acquisition-related costs, which primarily included expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)
Since the acquisition of The Athletic in the first quarter of 2022, we have had two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenue from our digital subscription package (or “bundle”) is allocated to NYTG and The Athletic. We allocate revenue first to our digital news product based on its list price and then the remaining bundle revenue is allocated to the other products in the bundle, including The Athletic, based on their relative list price. The direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, are allocated to NYTG and The Athletic based on a historical actual percentage of these costs to bundle revenue.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. As a result first quarter 2022 results include The Athletic for approximately two months while first quarter 2023 results include the Athletic for the full quarter.

	First Quarter
	2023	2022	% Change
Revenues
NYTG	$532,092	$525,268	1.3%
The Athletic	28,647	12,157	*
Total revenues	$560,739	$537,425	4.3%
Adjusted operating costs
NYTG	$470,337	$457,543	2.8%
The Athletic	36,427	18,979	91.9%
Total adjusted operating costs	$506,764	$476,522	6.3%
Adjusted operating profit (loss)
NYTG	$61,755	$67,725	(8.8)%
The Athletic	(7,780)	(6,822)	14.0%
Total adjusted operating profit	$53,975	$60,903	(11.4)%
AOP margin % - NYTG	11.6%	12.9%	(130) bps
* Represents a change equal to or in excess of 100% or not meaningful.

Revenues detail by segment	First Quarter
	2023	2022	% Change
NYTG
Subscription	$373,466	$361,602	3.3%
Advertising	102,090	114,490	(10.8)%
Other	56,536	49,176	15.0%
Total	$532,092	$525,268	1.3%
The Athletic
Subscription	$24,076	$10,377	*
Advertising	4,151	1,780	*
Other	420	—	*
Total	$28,647	$12,157	*
The New York Times Company
Subscription	$397,542	$371,979	6.9%
Advertising	106,241	116,270	(8.6)%
Other	56,956	49,176	15.8%
Total	$560,739	$537,425	4.3%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs) detail by segment

	First Quarter
	2023	2022	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$284,931	$269,476	5.7%
Sales and marketing	60,121	74,460	(19.3)%
Product development	51,877	45,179	14.8%
Adjusted general and administrative (1)	73,408	68,428	7.3%
Total	$470,337	$457,543	2.8%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$21,921	$11,889	84.4%
Sales and marketing	6,913	3,128	*
Product development	5,185	2,254	*
Adjusted general and administrative (2)	2,408	1,708	41.0%
Total	$36,427	$18,979	91.9%
The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$306,852	$281,365	9.1%
Sales and marketing	67,034	77,588	(13.6)%
Product development	57,062	47,433	20.3%
Adjusted general and administrative	75,816	70,136	8.1%
Total	$506,764	$476,522	6.3%
(1) Excludes severance of $3.3 million and multiemployer pension withdrawal costs of $1.5 million for the first quarter of 2023, respectively. Excludes multiemployer pension withdrawal costs of $1.2 million for the first quarter of 2022.

(2) Excludes $0.5 million of severance for the first quarter of 2023.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs); and net cash provided by operating activities less capital expenditures (or free cash flow). Beginning with the fourth quarter of 2022, the Company updated its definition of adjusted diluted EPS to exclude amortization of acquired intangible assets in addition to previously excluded severance, non-operating retirement costs and special items, which allows for better comparability between periods of the Company’s operating performance, and in the table below the Company has presented 2022 adjusted diluted EPS in accordance with the updated definition for comparative purposes. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities including, investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	First Quarter
	2023	2022	% Change

Diluted EPS	$0.13	$0.03	*
Add:
Amortization of acquired intangible assets	0.04	0.03	33.3%
Severance	0.02	—	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—
Other components of net periodic benefit (income)/costs	—	0.01	*
Special items:
Acquisition-related costs	—	0.21	*
Income tax expense of adjustments	(0.02)	(0.07)	(71.4)%
Adjusted diluted EPS(1)	$0.19	$0.21	(9.5)%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2023	2022	% Change
Operating profit	$27,900	$6,284	*
Add:
Depreciation and amortization	20,840	18,686	11.5%
Severance	3,780	—	*
Multiemployer pension plan withdrawal costs	1,455	1,221	19.2%
Special items:
Acquisition-related costs	—	34,712	*
Adjusted operating profit	$53,975	$60,903	(11.4)%
Divided by:
Revenue	$560,739	$537,425	4.3%
Operating profit margin	5.0%	1.2%	380 bps
Adjusted operating profit margin	9.6%	11.3%	(170) bps
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	First Quarter
	2023	2022	% Change
Operating costs	$532,839	$496,429	7.3%
Less:
Depreciation and amortization	20,840	18,686	11.5%
Severance	3,780	—	*
Multiemployer pension plan withdrawal costs	1,455	1,221	19.2%
Adjusted operating costs	$506,764	$476,522	6.3%
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by/(used in) operating activities before capital expenditures (or free cash flow)

	First Quarter
	2023	2022
Net cash provided by/(used in) operating activities	$50,730	$(14,659)
Less: Capital expenditures	(5,985)	(8,580)
Free cash flow	$44,745	$(23,239)